Exhibit 99.1

Heritage Insurance Holdings, Inc. Announces New Credit Facilities, Redemption of Senior Notes and Repurchase of Convertible Notes

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, announced today that it has made several enhancements to its capital structure. The Company entered into new five-year, $125.0 million secured credit facilities with Regions Bank as Administrative Agent, consisting of a $75.0 million term loan and a $50.0 million revolving credit facility. The Company intends to use proceeds of its new credit facilities, along with other funds, to redeem all $79.5 million principal amount of its outstanding senior secured notes and to repurchase $72.7 million principal amount of the Company’s outstanding convertible senior notes. The convertible note repurchases are being made pursuant to privately-negotiated exchange agreements, with all such transactions expected to close on or before December 21, 2018. At closing, the convertible note holders will receive a combination of cash and an aggregate of 3,595,452 shares of the Company’s common stock.

As previously disclosed, in October 2018 Heritage repurchased $3.1 million principal amount of convertible notes via open market transactions. Following the closing of the exchange agreements announced today, the Company’s quarter-to-date repurchases of convertible notes will total $75.8 million in principal amount.

In total, the Company will borrow $114.2 million at a 5.30%* blended interest rate, while retiring $155.4 million of debt at an 8.5%* blended interest rate.

Key points, reflecting consummation of all transactions described above:

•	79% of the convertible notes issued in 2017 will have been repurchased, leaving only $29.2 million in principal amount outstanding held by third parties.

•	3,595,452 shares will be issued to existing convertible note holders.

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Excluding amortization, annual interest expense is estimated at $8.4 million (5.4%* blended interest rate) vs. $15.6 million (7.9%* blended interest rate) as of September 30, 2018, reflecting $7.2 million of annual pre-tax savings (approximately $5.3 million after-tax).

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Relative to third quarter 2018, the Company expects its issuance of 3,595,452 shares to increase tangible book value per share by approximately 4% and to reduce book value per share by approximately 6% (book value per share was $15.16 at third quarter 2018). This only reflects the impact of the share issuance, not the entire transaction described herein.

•	Despite the issuance of 3,595,452 shares, the Company only expects a minor negative impact to EPS given the favorable offsetting impact of anticipated debt service savings.

•	The Company expects its debt-to-capital ratio to decline meaningfully, reducing overall risk profile.

•	One-time $2.4 million premium expense expected in fourth quarter 2018 on early redemption of $79.5 million senior secured notes.

Bruce Lucas, Chairman & CEO, said, “Improving our capital structure and retiring our convertible notes has been a key focus over the past year and these transactions are a significant enhancement. Our new capital structure reduces debt service by almost 50% on favorable terms and conditions, and will generate higher net income for the Company for the forseeable future. Our convertible notes have acted as an overhang on our share price due to the short positions associated with the convertible notes. We issued sufficient shares to cover these short positions, which should eliminate over 90% of the short interest in our common stock. Preserving book value and earnings per share expectations was an important consideration. Although 3.6 million shares were issued, these shares generate significant net income from debt service savings. As a result, we expect a slight impact to book value per share in the quarter, and an even smaller impact to earnings per share for 2019. This transaction also reduces volatility in our share count, reduces future dilution, lowers our financial leverage, and increases tangible book value per share.”

Regions Capital Markets, a division of Regions Bank, acted as Left Lead Arranger and Joint Book Runner on the new credit facilities. Regions Securities LLC acted as sole financial advisor with respect to the exchange transactions. Stonybrook Capital acted as an advisor to Heritage.

*	Interest rates on new and retired debt include variable and fixed components and are calculated based on the prevailing contractual rates at the time of this press release.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida.

Its insurance subsidiaries, Heritage Property & Casualty Insurance Company, Zephyr Insurance Company, and Narragansett Bay Insurance Company, write over $900 million of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Alabama, Connecticut, Florida, Georgia, Hawaii, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, and South Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 25 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) the effects of the new credit facilities on our capital structure, including expected lower annualized interest expense, (ii) our anticipated use of proceeds from the new credit facilities, (iii) the timing of the redemption of the senior secured notes, (iv) the expected timing and amount of the closing of the convertible senior note exchanges, (v) expected effects to tangible book value per share, book value per share, EPS, debt service costs and debt-to-capital ratio, (vi) expected positive financial effects in the fourth quarter of 2018 and (vii) expected reduction to number of shares held short. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: our ability to comply with our obligations under the new credit facilities, including the financial and other covenants contained therein, the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission on March 15, 2018. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Heritage Insurance Holdings Inc.

Investor Contact:

Arash Soleimani, CFA, CPA

Executive Vice President & Director of Investor Relations

727.871.0206

Email: asoleimani@heritagepci.com